                                                  ------------------------------
                                                          OMB Approval
                                                  ------------------------------
                                                  OMB Number: 3235-0167
                                                  ------------------------------
                                                  Expires:  October 31, 2004
                                                  ------------------------------
                                                  Estimated average burden
                                                  hours per response:  1.5
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File Number: 0-671
                                                                           -----

                              PRESERVER GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                95 Route 17 South
                            Paramus, New Jersey 07653
                                 (201) 291-2000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.50 PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4 (a)(1)(i)    [X]       Rule 12h-3 (b)(1)(ii)     [ ]
         Rule 12g-4 (a)(1)(ii)   [ ]       Rule 12h-3 (b)(2)(i)      [ ]
         Rule 12g-4 (a)(2)(i)    [ ]       Rule 12h-3 (b)(2)(ii)     [ ]
         Rule 12g-4 (a)(2)(ii)   [ ]       Rule 15d-6                [ ]
         Rule 12h-3 (b)(1)(i)    [X]

                  APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF
                      THE CERTIFICATION OR NOTICE DATE: 275

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, PRESERVER GROUP, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

    DATE: MARCH 18, 2002                  BY: /s/ PATRICK J. HAVERON
                                              --------------------------------
                                              NAME: PATRICK J. HAVERON
                                              TITLE: EXECUTIVE VICE PRESIDENT,
                                              CHIEF EXECUTIVE OFFICER AND CFO